Exhibit 4.2

NEITHER THIS SECURITY NOR THE SECURITIES FOR WHICH THIS SECURITY IS EXERCISABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED OR ASSIGNED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

TERMS AND CONDITIONS OF

THE WARRANTS

On [●], the shareholders of [Pasqal Holding SA], a société anonyme formed under the laws of the Republic of France (hereafter referred to as the “Company”), issued [●] warrants (the “Warrants”), subject to the Terms and Conditions below (the “Terms and Conditions”).

The Warrants are issued subject to the terms of these Terms and Conditions which are binding upon the Company and the Holders (as defined below).

1	definitions and interpretation

1.1	In these Terms and Conditions, except where the context requires or unless otherwise defined herein, the following capitalised terms shall have the following meanings:

1.1.1	“Adjustment Event” means the occurrence of (i) any reduction of the Company’s share capital, share premium account or capital redemption reserve involving the repayment of money to shareholders of the Company, or (ii) the entering into any scheme of arrangement requiring the consent of the court or the purchase or the redemption of any share capital or the reduction of any uncalled liability in respect thereof or the cancellation of any unissued shares, or (iii) every issue by way of capitalisation of profits or reserves or (iv) any securities, or (v) the consolidation, subdivision or reduction of capital or (vi) other reconstruction or adjustment relating to the equity share capital or (vii) any amalgamation or reconstruction affecting the equity share capital (or any shares, stocks or securities derived from them) of the Company or (viii) any dividend distribution or (ix) any other event whereby the Company sells or disposes of any and / or all material assets of the Company, which, in either case, may adversely impact the value of the equity shares in the Company;

1.1.2	“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act;

1.1.3	“Alternate Consideration” has the meaning given to it in Clause 2.5.15(a) of these Terms and Conditions;

1.1.4	“Asset Sale” means a sale or a disposal of all or substantially all of the assets of the Company;

1.1.5	“Black Scholes Value” means the value of the Warrants based on the Black-Scholes Option Pricing Model obtained from the “OV” function on Bloomberg determined as of the day of consummation of the applicable Fundamental Transaction for pricing purposes and reflecting (A) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the time between the date of the public announcement of the applicable contemplated Fundamental Transaction and the Termination Date, (B) an expected volatility equal to the greater of 100% and the 100 day volatility obtained from the HVT function on Bloomberg (determined utilizing a 365 day annualization factor) as of the Trading Day immediately following the public announcement of the applicable contemplated Fundamental Transaction, (C) the underlying price per share used in such calculation shall be the greater of (i) the sum of the price per share being offered in cash, if any, plus the value of any non-cash consideration, if any, being offered in such Fundamental Transaction and (ii) the highest VWAP during the period beginning on the Trading Day immediately preceding the announcement of the applicable Fundamental Transaction (or the consummation of the applicable Fundamental Transaction, if earlier) and ending on the Trading Day of the Holder’s request pursuant to this Clause 1.1.5, (D) a remaining option time equal to the time between the date of the public announcement of the applicable Fundamental Transaction and the Termination Date and (E) a zero cost of borrow;

1.1.6	“Bloomberg” means Bloomberg L.P.;

1.1.7	“Business Combination Agreement” means that certain Agreement and Plan of Merger, dated February 28, 2026, by and among Bleichroeder Acquisition Corp. II, a Cayman Islands exempted company, Bleichroeder Acquisition 2 France, a a société par actions simplifiée formed under the laws of the Republic of France, and the Company;

1.1.8	“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in the City of New York, New York are authorized or required by law to remain closed;

1.1.9	“Buy-In” has the meaning given to it in Clause 2.2.9 of these Terms and Conditions;

1.1.10	“Cash Settlement” has the meaning given to it in Clause 4.3.3 of these Terms and Conditions;

1.1.11	“Cash Settlement Period” has the meaning given to it in Clause 4.3.3(a) of these Terms and Conditions;

1.1.12	“Change of Control” means any of the following events: the Issuer, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Issuer with or into another Person, in which the Issuer is not the surviving entity and in which the stockholders of the Issuer immediately prior to such merger or consolidation do not own, directly or indirectly, at least 50% of the voting power of the surviving entity immediately after such merger or consolidation (excluding a merger effected solely to change the Company’s name or jurisdiction of incorporation);

1.1.13	“Company” means Pasqal Holding SA and any successors thereto;

1.1.14	“Commission” means the United States Securities and Exchange Commission;

1.1.15	“Control” means and any derived form thereof has the meaning given by article L. 233-3 of the French Commercial Code (Code de commerce);

1.1.16	“Convertible Bonds” has the meaning given to it in Clause 7.1 of these Terms and Conditions;

1.1.17	“Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any Shares and any securities of the Company that when paired with one or more other securities of the Company or another entity entitles the holder thereof to receive, Shares;

1.1.18	“Corporate Event” means the completion of a Share Sale, an Asset Sale, a Transfer leading to a Change of Control, a Merger or a Demerger;

1.1.19	“Demerger” means a “scission” under Articles L. 236-3 et seq. of the French Commercial Code (Code de commerce) involving the Company, in which the Shares outstanding immediately prior to such demerger would not be converted into or exchanged for at least a majority of the outstanding shares of the surviving entity;

1.1.20	“Depository Trust Company” means The Depository Trust Company, a New York limited-purpose trust company and registered clearing agency under Section 17A of the Exchange Act;

1.1.21	“Dilutive Issuance” has the meaning given to it in Clause 2.5.12 of these Terms and Conditions;

1.1.22	“Encumbrances” means any mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third party right or interest, any other encumbrance of any kind, and any other type of preferential arrangement (including, without limitation, title transfer and retention arrangements) having a similar effect;

1.1.23	“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

1.1.24	“Exempt Issuance” means the issuance of (a) any securities of the Company to employees, officers or directors, consultants, contractors, vendors or other agents of the Company pursuant to any stock or option plan duly adopted for such purpose, by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose for services rendered to the Company, (b) securities upon the exercise or exchange of or conversion of any securities issued pursuant to the Purchase Agreements or the Business Combination Agreement and/or other securities exercisable or exchangeable for or convertible into Shares issued and outstanding on the Closing Date, provided that such securities have not been amended since the Closing Date to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities (other than in connection with stock splits or combinations and automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such securities which are not more favorable to the holder thereof than the anti-dilution and similar provisions set forth herein) or to extend the term of such securities, (c) the Underlying Shares, and (d) securities issued pursuant to any merger, acquisition or strategic transaction or partnership approved by a majority of the directors of the Company, provided that (i) such securities are issued as “restricted securities” (as defined in Rule 144) or are issued pursuant to an effective registration statement pursuant to the Securities Act and (ii) any such issuance shall only be to a Person (or to the equityholders of a Person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Company and shall provide to the Company additional benefits in addition to the investment of funds, but any such Exempt Issuance shall not include a transaction in which the Company is issuing securities (i) primarily for the purpose of raising capital, including an at-the-market offering, or (ii) to an entity whose primary business is investing in securities;

1.1.25	“Exercisable Warrants” has the meaning given to it in Clause 2.2.1 of these Terms and Conditions;

1.1.26	“France Holiday” has the meaning given to it in Clause 2.2.2 of these Terms and Conditions;

1.1.27	“Fundamental Transaction” has the meaning given to it in Clause 2.5.15(a) of these Terms and Conditions;

1.1.28	“Group” means the Company and any company Controlled by the latter;

1.1.29	“Holder” means any person who holds one or more Warrants from time to time in accordance with these Terms and Conditions;

1.1.30	“Holders’ Representative” has the meaning given to it in Clause 7.17 of these Terms and Conditions;

1.1.31	“Holders Majority” has the meaning given to it in Clause 7.8 of these Terms and Conditions;

1.1.32	“Initial Exercise Period” has the meaning given to it in Clause 2.2.1;

1.1.33	“Investors” means Inflection Point and [●];

1.1.34	“Inflection Point” means Inflection Point Fund I, LP; [●];

1.1.35	“Issue Date” has the meaning set forth in Clause 2.1.2 of these Terms and Conditions;

1.1.36	“Issuer” means the Company, as further described in the recitals of these Terms and Conditions;

1.1.37	“Listing” means the first listing (cotation) of all or part of the Shares (or of American Depositary Shares or American Depositary Receipts representing them) on an internationally recognized investment exchange and/or regulated market of the United States of America (or other investment exchange approved by the Company), it being specified that Euronext Growth is not a regulated market and shall not qualify as an internationally recognized investment exchange for the purposes hereof unless approved by the Company;

1.1.38	“Masse” has the meaning given to it in Clause 7.16 of these Terms and Conditions;

1.1.39	“Measurement Price” has the meaning given to it in Clause 2.5.11 of these Terms and Conditions;

1.1.40	“Merger” means a “fusion” under Articles L. 236-1 et seq. of the French Commercial Code (Code de commerce) for mergers between entities headquartered in France and L. 236-25 et seq. of the French Commercial Code (Code de commerce) for the international mergers involving the Company, in which the Shares outstanding immediately prior to such merger would not be converted into or exchanged for at least a majority of the outstanding shares of the surviving entity;

1.1.41	“New Issuance Price” has the meaning given to it in Clause 2.5.12 of these Terms and Conditions;

1.1.42	“Net Share Settlement” has the meaning given to it in Clause 4.3.1 of these Terms and Conditions;

1.1.43	“New Purchaser” has the meaning given in paragraph 2.2.6;

1.1.44	“New Warrants” has the meaning given in paragraph 2.2.6;

1.1.45	“Options” means any rights, warrants or options to subscribe for or purchase Shares or Convertible Securities;

1.1.46	“Option Value” means the value of an Option based on the Black-Scholes Option Pricing model obtained from the “OV” function on Bloomberg determined as of (A) the Trading Day prior to the public announcement of the issuance of the applicable Option, if the issuance of such Option is publicly announced or (B) the Trading Day immediately following the issuance of the applicable Option if the issuance of such Option is not publicly announced, for pricing purposes and reflecting (i) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of the applicable Option as of the applicable date of determination, (ii) an expected volatility equal to the greater of 100% and the 100 day volatility obtained from the HVT function on Bloomberg as of (A) the Trading Day immediately following the public announcement of the applicable Option if the issuance of such Option is publicly announced or (B) the Trading Day immediately following the issuance of the applicable Option if the issuance of such Option is not publicly announced, (iii) the underlying price per share used in such calculation shall be the highest weighted average price of the Shares during the period beginning on the Trading Day prior to the execution of definitive documentation relating to the issuance of the applicable Option and ending on (A) the Trading Day immediately following the public announcement of such issuance, if the issuance of such Option is publicly announced or (B) the Trading Day immediately following the issuance of the applicable Option if the issuance of such Option is not publicly announced, (iv) a zero cost of borrow and (v) a 360 day annualization factor, provided, however, in case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction, in no event shall the Option Value exceed a fraction of the aggregate consideration received (excluding the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities) equal to (1) the number of Shares underlying such Option divided by (2) the total number of Shares issued or issuable in the integrated transaction (including the number of shares underlying such Option);

1.1.47	“Ordinary Shares” means the ordinary shares (actions ordinaires) of the Company excluding, for the avoidance of doubt, any class of preferred shares;

1.1.48	“Parties” or a “Party” means the Company and the Holders, as applicable;

1.1.49	“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

1.1.50	“Proceeding” means action, claim, suit, investigation or proceeding, whether commenced or threatened;

1.1.51	“Purchase Agreement” means the securities purchase agreement, dated the date hereof, between the Company and certain original Holders with respect to the Convertible Bonds and the Warrants, as amended, modified or supplemented from time to time in accordance with its terms.

1.1.52	“Redemption Date” has the meaning given to it in Clause 4.2.1(a) of these Terms and Conditions;

1.1.53	“Redemption Notice” has the meaning given to it in Clause 4.1 of these Terms and Conditions;

1.1.54	“Redemption Trigger Price” means USD 18.00 (or its equivalent based on the European Central Bank reference exchange rate applicable on each relevant Trading Day), subject to adjustment in accordance with Clause 2.5.1 of these Terms and Conditions;

1.1.55	“Registration Rights Agreement” means the Registration Rights Agreement among the Company, the initial Holders of the Warrants and the other parties thereto;

1.1.56	“Round” means any equity financing, including convertible debt financing, conferring ownership, immediately or not, of the share capital of the Company, by issue, in any form, of Shares or securities of the Company (except any operation reserved to the employees or mandataires sociaux or consultants of the Company or through the exercise of outstanding securities including, for the avoidance of doubt the Warrants);

1.1.57	“Securities” refers to (i) Shares, (ii) any other equity securities, debt instruments, or other issued securities whose issue confers ownership of any part of the share capital, voting rights, immediately or in the future, including in particular, options to subscribe to or purchase Shares and equity warrants (bons de souscription d’actions) and founders’ warrants (bons de souscription de parts de créateur d’entreprise), and (iii) any right to be allotted, subscribe to, or any right of priority pertaining to the aforementioned Shares, securities or rights, whether or not attaching to such Shares, securities or rights;

1.1.58	“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;

1.1.59	“Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary Trading Market with respect to the Shares as in effect on the date of delivery of the Notice of Exercise;

1.1.60	“Share(s)” means the Ordinary Shares (actions ordinaire), existing or future, issued by the Company in representation of its capital and outstanding as at the relevant date irrespective of their class or category;

1.1.61	“Share Equivalents” means any securities of the Company which would entitle the holder thereof to acquire at any time Shares, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Shares, and any securities of the Company that when paired with one or more other securities of the Company or another entity entitles the holder thereof to receive, Shares;

1.1.62	“Share Sale” means a sale (vente), for any reason, of a number of Shares of the Company leading to a Change of Control;

1.1.63	“Shareholder” means any person who holds at least one Share of the Company;

1.1.64	“Shareholders’ Decision” means the decision held on [●] 2026 by the Shareholders relating to the issuance of the Warrants;

1.1.65	“Strike Price” means USD 12.00; provided that the Strike Price shall be subject to adjustment in accordance with Clause 2.5 of these Terms and Conditions;

1.1.66	“Subscription Price” has the meaning given to it in Clause 2.3.1 of these Terms and Conditions;

1.1.67	“Subscription Rights” means the rights conferred by a Warrant to subscribe for Shares in accordance with the provisions of these Terms and Conditions;

1.1.68	“Successor Entity” has the meaning given to it in Clause 2.5.15(c) of these Terms and Conditions;

1.1.69	“Third Party” means any person who is not a Shareholder;

1.1.70	“Trading Day” means a day on which the relevant regulated market or investment exchange on which the Shares are listed is open for trading;

1.1.71	“Trading Market” means any of the following markets or exchanges on which the Shares is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange (or any successors to any of the foregoing);

1.1.72	“Transaction Documents” means the Warrants and the Registration Rights Agreement, and all exhibits and schedules thereto;

1.1.73	“Transfer” refers to any transaction pursuant to which, immediate or future ownership title, co-ownership, bare ownership or usufruct of Securities held by a Party is transferred, for any reason whatsoever, with or without consideration including in particular, further to a sale, assignment of a preferential right to subscribe or waiver of such right to the benefit of a specified person, donation, transfer in lieu of payment (dation en paiement), settlement, exchange, Securities lending transaction, dismemberment, public auction, partial asset contribution (apport partiel d’actifs), Merger, Demerger or any combination thereof;

1.1.74	“Transfer Agent” means [Continental Stock Transfer & Trust Company], the current transfer agent of the Company, and any successor transfer agent of the Company;

1.1.75	“Underlying Shares” means the Shares issuable upon conversion of the Convertible Bonds or exercise of the Warrants;

1.1.76	“Valuation Event” has the meaning given to it in Clause 2.5.12(c)(ii) of these Terms and Conditions;

1.1.77	“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Shares is then listed or quoted on a Trading Market, the daily volume weighted average price of the Shares for the 20 Trading Day preceding such date (or the nearest preceding date) on the Trading Market on which the Shares are then listed or quoted as reported by Bloomberg (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Shares for the 20 Trading Days preceding such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Shares are not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Shares are then reported in The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the average of the highest closing bid price per Share and the lowest closing ask price per Share for the 20 Trading Days preceding such date, or (d) in all other cases, the fair market value of a Share as determined by an independent appraiser selected in good faith by the holders of a majority in interest of the Warrants issued on the Initial Exercise Date and then outstanding, and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company;

1.1.78	“VWAP Reset” means the one-time adjustment to the Strike Price occurring on the VWAP Reset Date in accordance with Clause 2.5.11 of these Terms and Conditions;

1.1.79	“VWAP Reset Date” means the date falling six (6) months after the Issue Date;

1.1.80	“VWAP Reset Period” means the period of twenty (20) consecutive Trading Days commencing on the VWAP Reset Date;

1.1.81	“VWAP Reset Floor” means seven United States Dollars and eighty cents (USD 7.80) per Share (or its Euro equivalent based on the European Central Bank reference exchange rate applicable on the VWAP Reset Date), subject to adjustment in accordance with Clause 2.5.1 of these Terms and Conditions;

1.1.82	“Warrant Register” has the meaning given to it in Clause 5.4 of these Terms and Conditions;

1.1.83	“Warrants” means the bons de souscription d’actions ordinaires to be issued by the Company to the Investors pursuant to the provisions of these Terms and Conditions and the provisions of articles L. 228-91 et seq. of the French Code de commerce;

1.1.84	“Warrant Amount” has the meaning set forth in Clause 2.1.1 of these Terms and Conditions;

1.1.85	“Warrant Redemption” has the meaning given to it in Clause 4.1 of these Terms and Conditions;

1.1.86	“Warrant Shares” means the Ordinary Shares subscribed by the Holder as a result of the exercise of the Exercisable Warrants;

1.1.87	“Winding-Up” means the occurrence of any of the following events: (i) an order is made or an effective resolution passed for the winding up or dissolution of one of the members of the Group (other than a winding up for the purposes of amalgamation or reconstruction) whether voluntarily or involuntarily; (ii) an encumbrancer other than the beneficiary of the pledges granted upon granting of the Loan takes possession or an administrator, receiver or administrative receiver is appointed over the whole or a material part of the assets or undertaking of any member of the Group (and for this purpose a part of the assets or undertaking shall be material if the value thereof exceeds 10% of the value of the gross assets of the Group as determined by reference to the latest published consolidated audited accounts of the Issuer subject to any adjustments as the Issuer’s auditors for the time being (acting as experts and not as arbitrators) may consider necessary); (iii) the Company is unable to pay its debts within the meaning of Article L. 631-1 of the French Commercial Code (Code de commerce) or any statutory modification or re-enactment thereof or certifies that it is unable to pay any of its debts as and when they fall due; or (iv) the passing of a resolution for a solvent Winding-Up of the Company;

1.2	In these Terms and Conditions, except as otherwise provided or where clearly inconsistent, words importing the singular include the plural and vice versa; words denoting gender include every gender; words denoting persons include bodies corporate or unincorporated.

2	TERMS AND CONDITIONS OF THE WARRANTS

2.1	Warrants

2.1.1	The Investors shall be granted Warrants to subscribe to [125% of the total number of Shares into which the Convertible Bond is convertible into on the Issue Date in accordance with the terms of these Terms and Conditions][1] Shares.

2.1.2	The Warrants shall be issued free from all Encumbrances in registered form, other than those resulting from applicable securities laws. The Company shall treat the Holders as the absolute owner of the Warrants issued to it and accordingly the Company shall not be bound to recognize any equitable or other claim to or interest in such Warrants from any other person. Notwithstanding any provision to the contrary in this Agreement, no Holder may assign, transfer, pledge or otherwise dispose of, directly or indirectly, all or any portion of the Warrants or Subscription Rights (but excluding the Warrant Shares issued upon exercise of the Warrants) to any Person, without the prior written consent of the Company, which consent shall not be unreasonably withheld. For the avoidance of doubt, the Warrants, Subscription Rights and the Warrant Shares may only be assigned, transferred, pledged or otherwise disposed of in compliance with US state and federal securities laws.

2.1.3	The Holder, by the acceptance hereof, represents and warrants that it is acquiring the Warrants and, upon any exercise hereof, will acquire the Warrant Shares issuable upon such exercise, for its own account and not with a view to or for distributing or reselling such Warrant Shares or any part thereof in violation of the Securities Act or any applicable state securities law, except pursuant to sales registered or exempted under the Securities Act.

2.1.4	The Warrants do not entitle the Holder to any voting rights, dividends or other rights as a shareholder of the Issuer prior to the exercise hereof as set forth in Clause 2.2, except as otherwise expressly set forth herein.

2.1.5	The Holder acknowledges that the Warrant Shares acquired upon the exercise of the Warrants, if not registered will have restrictions upon resale imposed by state and federal securities laws.

2.2	Exercise of the Warrants

2.2.1	The Holders will be able to exercise all or part of their Warrants (the “Exercisable Warrants”) at any time on or after the Issue Date (the “Initial Exercise Date”) and on or prior to 5:00 p.m. (Central European time) on the earlier of (i) [the 5th anniversary of the Issue Date] and (ii) the Redemption Date (the “Termination Date”) but not thereafter (the “Initial Exercise Period”).

2.2.2	Subject to Clause 2.1.1, the Subscription Rights conferred by the Exercisable Warrants may be exercised in whole or in part (on one or more occasions) (without prejudice to the non-Exercisable Warrants) by the Holder at any time during the Initial Exercise Period by delivery to the Company (or such other office or agency that the Company may designate by notice in writing to the registered Holders at the address of the Holder appearing on the books of the Company) as applicable, of a duly executed PDF copy submitted by e-mail (or e-mail attachment) of the Notice of Exercise in the form set out in Annex 1 (“Notice of Exercise”) (which includes an executed subscription form (bulletin de souscription) in the form set out in Annex 2). Not later than the number of Trading Days comprising the Standard Settlement Period following the date of exercise as aforesaid, the Holder shall deliver to the Company the aggregate Subscription Price for the shares specified in the applicable Notice of Exercise by wire transfer or cashier’s check drawn unless the cashless exercise procedure specified in Clause 2.3.3 below is available and specified in the applicable Notice of Exercise. No ink-original Notice of Exercise shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Exercise be required unless required by the transfer agent. The Holder and the Company shall maintain records showing the number of Warrant Shares purchased and the date of such purchases. The Company shall deliver any objection to any Notice of Exercise within one (1) Business Day of receipt of such notice; provided, that if such day shall be one on which commercial banks in Paris, France are authorized or required by law to remain closed (“France Holiday”), then the Company shall have until the next Business Day that is not a France Holiday to deliver such objection.

[1]	NTD: Number to be dropped in at the closing of the business combination.

2.2.3	The Issuer undertakes that, subject to receipt of the Subscription Price for the Warrant Shares in respect of which Subscription Rights are to be exercised upon completion of the exercise of the Warrants by the Holder in accordance with this Clause 2 (Terms and Conditions of the Warrants), it shall allot and issue to the Transfer Agent to the Holder the Warrant Shares constituted by such Warrants free from all Encumbrances, other than those resulting from the securities laws, and shall enter the name of the Holder in the register of members of the Company in respect of the number of Warrant Shares issued to it (a) by crediting the account of the Holder’s or its designee’s balance account with the Depository Trust Company through its Deposit or Withdrawal at Custodian system if (i) the Company is then a participant in such system and (ii) there is an effective registration statement permitting the issuance of the Warrant Shares to or resale of the Warrant Shares by the Holder, and otherwise (b) by physical delivery of a certificate (or reasonable evidence of issuance by book-entry of ownership of the Warrant Shares) registered in the Company’s share register in the name of the Holder or its designee, for the number of Warrant Shares to which the Holder is entitled pursuant to such exercise to the address specified by the Holder in the Notice of Exercise by the date that is the later of (i) the Standard Settlement Period after the delivery to the Company of the Notice of Exercise, and (ii) one (1) Trading Day after delivery of the aggregate Subscription Price to the Company (such date, the “Warrant Share Delivery Date”) provided, however, in any event, the Company shall not be obligated to deliver Warrant Shares until it has received the aggregate Subscription Price therefor; provided, further, that, if the Warrant Share Delivery Date is on a France Holiday, then the Warrant Share Delivery Date shall be deemed to be the next Business Day that is not a France Holiday. Upon delivery of the Notice of Exercise, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which the Warrants has been exercised, irrespective of the date of delivery of the Warrant Shares, provided that payment of the aggregate Subscription Price (other than in the case of a cashless exercise) is received within the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period following delivery of the Notice of Exercise. The Company agrees to maintain a transfer agent that is a participant in the FAST program so long as the Warrants remain outstanding and exercisable.

2.2.4	The Warrant Shares issued on exercise of the Subscription Rights shall rank pari passu with the other Shares of the same class as the Warrant Shares so issued (and shall benefit from all of the same rights attached to those Shares including, but without limitation, as to any liquidation preference).

2.2.5	For the avoidance of doubt, the Subscription Rights attached to the Exercisable Warrants may be exercised by the Holder at any time and on any one or more occasions during the Initial Exercise Period.

2.2.6	If the Company fails to cause the Transfer Agent to transmit to the Holder the Warrant Shares pursuant by the Warrant Share Delivery Date (subject to receipt of the aggregate Subscription Price for the applicable exercise (other than in the case of a cashless exercise)), then the Holder will have the right to rescind such exercise prior to the delivery of the Warrant Shares.

2.2.7	In the event that the entire issued share capital of the Company is Transferred or is to be Transferred where as a result of such sale the shareholders of the Company would hold shares in the capital of the acquirer of the Company (the “New Purchaser”) entitling the shareholders of the Company to Control the New Purchaser within the meaning of Article L. 233-3 I. of the French Commercial Code (Code de commerce), provided that (i) the Warrants have not been exercised and completed prior to the date of such sale and (ii) the New Purchaser is not a publicly listed company, the Company shall use all reasonable endeavours to procure that the New Purchaser issues warrants to the Holders in place of Warrants under these Terms and Conditions on terms approved by the Holders, substantially similar to the terms of these Terms and Conditions and with the same economic benefit to the Holders (the “New Warrants”). Upon issue of the New Warrants, the Warrants under these conditions shall lapse.

2.2.8	If during the Initial Exercise Period a Winding-Up occurs, the Holder shall, in respect of its unexercised Subscription Rights, be treated as if it had fully exercised its outstanding Subscription Rights on the day immediately preceding the happening of the Winding-Up and shall receive out of the surplus assets of the Issuer available in the liquidation such sum as it would have received if it had been registered as the holder of the number of fully paid Warrant Shares for which it is entitled to subscribe after the deduction from such sum of a sum equal to the Subscription Price in respect of those Warrant Shares.

2.2.9	Compensation for Buy-In on Failure to Timely Deliver Warrant Shares Upon Exercise. In addition to any other rights available to the Holder, if the Company fails for any reason unrelated to the actions of the Holder or its Affiliates to deliver to a Holder the applicable Warrant Shares by the Warrant Share Delivery Date pursuant to Clause 2.2.3, and if after such Share Delivery Date such Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases, Shares to deliver in satisfaction of a sale by such Holder of the Warrant Shares which such Holder was entitled to receive upon the conversion relating to such Warrant Share Delivery Date (a “Buy-In”), then the Company shall (A) pay in cash to such Holder (in addition to any other remedies available to or elected by such Holder) the amount, if any, by which (x) such Holder’s total purchase price (including any brokerage commissions) for the Shares so purchased exceeds (y) the product of (1) the aggregate number of Shares that such Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (excluding any brokerage commissions) and (B) at the option of such Holder, either reissue (if surrendered) the Warrants equal to the aggregate value of the Warrants submitted for exercise (in which case, such exercise shall be deemed rescinded) or deliver to such Holder the number of Shares that would have been issued if the Company had timely complied with its delivery requirements under Clause 2.2.3. For example, if a Holder purchases Shares having a total purchase price of USD$11,000 to cover a Buy-In with respect to an attempted exercise of Warrants with respect to which the actual sale price of the Warrant Shares (including any applicable brokerage commissions) giving rise to such purchase obligation was a total of USD$10,000, under clause (A) of the immediately preceding sentence, the Company shall be required to pay such Holder USD$1,000. The Holder shall provide the Company written notice indicating the amounts payable to such Holder in respect of the Buy-In and, upon the request of the Company, evidence of the amount of such loss. If a Holder purchases Ordinary Shares having a total purchase price of USD$9,000 to cover a Buy-In with respect to an attempted exercise of Warrants with respect to which the actual sale price of the Warrant Shares (including any applicable brokerage commissions) giving rise to such purchase obligation was a total of USD$10,000, under clause (A) of the preceding sentence, the Company shall not be required to pay Holder any amount. For the avoidance of doubt, in the event of a Buy-In, the Holder shall use commercially reasonable efforts to purchase Shares at the lowest available price, paying the lowest reasonably available brokerage commission. The Holder shall provide the Company written notice indicating the amounts payable to such Holder in respect of the Buy-In and evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver Warrant Shares upon exercise of the Warrants as required pursuant to the terms hereof.

2.3	Exercise of the Warrant Shares

2.3.1	The subscription price to be paid in cash to the Company under the Warrants for each of the Warrant Shares (the “Subscription Price”) shall, at the absolute discretion of the Holder, be either:

(a)	the Strike Price; or

(b)	in the case of a Corporate Event where the Holder would receive cash proceeds equal to at least the aggregate Strike Price for the Warrant Shares, then in lieu of cash payment in respect of the Strike Price for the Warrant Shares, a written undertaking by the Holder to the Company to pay the aggregate Strike Price for the Warrant Shares out of the proceeds payable to the Holder (as applicable) on completion of such Corporate Event, and an irrevocable instruction to the Company to retain an amount equal to the aggregate Strike Price from such proceeds.

No fractional shares or scrip representing fractional shares shall be issued upon the exercise of the Warrants. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Subscription Price or round up to the next whole share.

2.3.2	Voluntary Adjustment By Issuer. Subject to the rules and regulations of the Trading Market, the Issuer may at any time during the term of the Warrants, reduce the then current Strike Price to any amount and for any period of time deemed appropriate by the board of directors of the Company.

2.3.3	Cashless Exercise. If at any time after the six (6) month anniversary of the Issue Date, (x) the Warrants Shares issuable upon exercise of a Warrant would be (i) “restricted securities” as defined in Rule 144 or (ii) the Holder is an Affiliate of the Company and (y) there is no effective registration statement registering, or the prospectus contained therein is not available for the resale of the Warrant Shares by the Holder, then such Warrant may also be exercised, in whole or in part, at such time by means of a “cashless exercise” in which the Holder shall be entitled to receive a number of Warrant Shares equal to the quotient obtained by dividing ((A-B) multiplied by (X)) by (A), where:

(A) =	as applicable: (i) the VWAP on the Trading Day immediately preceding the date of the applicable Notice of Exercise if such Notice of Exercise is (1) both executed and delivered pursuant to Clause 2.2.2 hereof on a day that is not a Trading Day, (2) both executed and delivered pursuant to Clause 2.2.2 hereof on a Trading Day prior to the opening of “regular trading hours” (as defined in Rule 600(b) of Regulation NMS promulgated under the federal securities laws) on such Trading Day or (3) executed during “regular trading hours” on a Trading Day and is delivered within two (2) hours thereafter (including until two (2) hours after the close of “regular trading hours” on a Trading Day), or (ii) the VWAP on the date of the applicable Notice of Exercise if the date of such Notice of Exercise is a Trading Day and such Notice of Exercise is both executed and delivered pursuant to Clause 2.2.2 hereof after the close of “regular trading hours” on such Trading Day;

(B) =	the Strike Price of such Warrant, as adjusted hereunder; and

(X) =	the number of Warrant Shares that would be issuable upon exercise of such Warrant in accordance with these Terms and Conditions if such exercise were by means of a cash exercise rather than a cashless exercise.

If Warrant Shares are issued in such a cashless exercise, the Parties acknowledge and agree that in accordance with Section 3(a)(9) of the Securities Act, the Warrant Shares shall take on the characteristics of the Warrants being exercised, and the holding period of the Warrant Shares being issued may be tacked on to the holding period of such Warrants. The Company agrees not to take any position contrary to this Clause 2.3.3.

2.3.4	Holder’s Exercise Limitations. The Holder may notify the Company in writing in the event it elects to be subject to the provisions contained in this Clause 2.3.4; however, the Holder shall not be subject to this Clause 2.3.4 unless he, she or it makes such election. If the election is made, the Company shall not effect any exercise of the Warrants held by such Holder, and a Holder shall not have the right to exercise any portion of such Warrants, pursuant to Clause 2.3 or otherwise, to the extent that after giving effect to such issuance after exercise as set forth on the applicable Notice of Exercise, the Holder (together with the Holder’s Affiliates, and any Persons acting as a group together with the Holder or any of the Holder’s Affiliates (such Persons, “Attribution Parties”)) would beneficially own in excess of 4.9%, 9.9%, 19.9% (or such other amount as the Holder may specify) (the “Beneficial Ownership Limitation”). For purposes of the foregoing sentence, the number of Shares beneficially owned by the Holder, its Affiliates and Attribution Parties shall include the number of Shares issuable upon exercise of the Warrants with respect to which such determination is being made, but shall exclude the number of Shares which would be issuable upon (i) exercise of the remaining, nonexercised portion of the Warrants beneficially owned by the Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including, without limitation, any other Share Equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Clause 2.3.4, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Clause 2.3.4 applies, the determination of whether the Warrants are exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and, of which portion of the Warrants is exercisable up to the Beneficial Ownership Limitation shall be in the sole discretion of the Holder, and the submission of a Notice of Exercise shall be deemed to be the Holder’s good faith determination of whether the Warrants are exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of the Warrants is exercisable, in each case, subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination and shall have no liability for exercises of a Warrant that are not in compliance with the Beneficial Ownership Limitation. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder and the Company shall have no obligation to verify or confirm the accuracy of such determination and shall have no liability for exercises of the Warrants that are not in compliance with the Beneficial Ownership Limitation. For purposes of this Clause 2.3.4, in determining the number of outstanding Shares, a Holder may rely on the number of outstanding Shares as reflected in (A) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or the Company’s transfer agent setting forth the number of Shares outstanding. Upon the written request of a Holder, the Company shall within two (2) Trading Days confirm in writing to the Holder the number of Shares then outstanding. In any case, the number of outstanding Shares shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Warrants, by the Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding Shares was reported. By written notice to the Company, the Holder may from time to time increase or decrease the Beneficial Ownership Limitation applicable to the Holder, provided, however, that any such increase in the Beneficial Ownership Limitation will not be effective until the sixty-first (61st) day after such notice is delivered to the Company. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Clause 2.3.4 to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of any Warrant. Upon request by the Company, the Holders will promptly provide to the Company written evidence detailing their holdings in securities of the Company, which the Company is entitled to rely upon for purposes of this Clause 2.3.4.

2.3.5	Charges, Taxes and Expenses. Issuance of Warrant Shares shall be made without charge to the Holder for any documentary stamp or similar taxes or other incidental expense in respect of the issuance of such Warrant Shares, all of which taxes and expenses shall be paid by the Company, and such Warrant Shares shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that, in the event that Warrant Shares are to be issued in a name other than the name of the Holder, a Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto as Annex 3 duly executed by the Holder and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any documentary stamp or similar taxes incidental thereto. The Company shall not be required to pay any such tax that may be payable in respect of any subsequent transfer or sale of the Warrants Shares in connection with transactions carried out by the Holders. The Company shall pay all Transfer Agent fees required for same-day processing of any Notice of Exercise and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Warrant Shares pursuant to these Terms and Conditions.

2.3.6	Closing of Books. The Company will not close its stockholder books or records in any manner intended to prevent the timely exercise of a Warrants, pursuant to these Terms and Conditions.

2.4	Duration of Exercise of the Warrants

2.4.1	The Warrants may be exercisable at any time during the Initial Exercise Period. The Subscription Rights and Warrants shall not lapse on the occurrence of a Corporate Event and shall be exercisable (in accordance with the terms of these conditions) prior to, upon or following a Corporate Event.

2.4.2	The Company shall give the Holder not less than [●] Business Days advance notice in writing of the proposed occurrence of a Corporate Event. The notice shall state the date or planned approximate date on which the Corporate Event shall take place and the number of Warrant Shares that the Holder shall be entitled to subscribe for under the Warrants on or before the Corporate Event (if applicable); provided that, notwithstanding the foregoing, any notice delivery requirement hereunder shall also be deemed satisfied by filing or furnishing such communication with the Commission via the EDGAR system; provided, further, that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. Any delay in giving such notice to the Issuer in relation to a Corporate Event shall not prevent the Holder from exercising the Warrant before such a Corporate Event.

2.4.3	When the Holder is notified of a proposed Corporate Event pursuant to Clause 2.4.2, the Holder shall have the right to subscribe for the number of Warrant Shares calculated as set forth in Clause 2.3 (Exercise of Warrant Shares) hereinafter.

2.5	Certain Adjustments; Protection of the Warrant Holder

2.5.1	Stock Dividend and Splits. If the Company at any time while the Warrants are outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions on its Shares (which, for avoidance of doubt, shall not include any Shares issued by the Company upon exercise of the Warrants or any cash distributions), (ii) subdivides outstanding Shares into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding Shares into a smaller number of Shares, or (iv) issues by reclassification of shares of the Shares any shares of capital stock of the Company, then in each case the Subscription Price shall be multiplied by a fraction of which the numerator shall be the number of Shares (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of Shares outstanding immediately after such event, and the number of shares issuable upon exercise of the Warrants shall be proportionately adjusted such that the aggregate Subscription Price of the Warrants shall remain unchanged. Any adjustment made pursuant to this Clause 2.5.1 shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

2.5.2	The Holders’ rights to subscribe for Warrant Shares through the Warrants will benefit from anti-dilution and down Round protection in accordance with the provisions set out in Clauses 2.5.3 to 2.5.13 below.

2.5.3	Notwithstanding anything to the contrary in the Terms and Conditions, the preservation of the rights of the Holder of the Warrants in the event of future financial or other transactions involving the Company shall be governed by the provisions of Articles L. 228-98 to L. 228-106 of the French Commercial Code (Code de commerce).

2.5.4	In particular, in the event that the Company would (i) proceed to the issuance in any form of instruments giving rights to subscribe to the capital of the Company in the conditions set forth in the abovementioned French Commercial Code (Code de commerce) Articles, with a preferred right of subscription to its Shareholders, or (ii) distribute its reserves, in cash or in-kind and premium (“prime d’émission”), or (iii) amend the distribution of its profit by the creation of preferred Shares, the Company shall take all necessary measures to preserve the rights of the Holder in compliance with the provisions of Article L. 228-99 of the French Commercial Code (Code de commerce) (paragraphs 1 and 3). It is agreed between the Parties that in case of new issuance of Shares of the Company with a preferred right of subscription to its Shareholders, the Issuer must therefore, in accordance with the provisions of Article L. 228-99 of the French Commercial Code (Code de commerce), either:

(a)	allow the Holder to exercise its Warrants if the Initial Exercise Period stipulated in the present terms and conditions is not already open or if the conditions of the exercise of the Subscription Rights are not entirely fulfilled, such that the Holder may immediately participate in the planned transactions or benefit from them, or

(b)	carry out an adjustment to the subscription conditions initially stipulated, in such a way as to take into account the impact of the planned transactions.

2.5.5	In any case, the Company shall use its commercially reasonable efforts to ensure that the method and the adjustment retained by the Company shall be upheld, as the case may be, by the statutory auditors of the Company.

2.5.6	In the event of a reduction of capital motivated by losses and carried-out through reduction of the nominal value or the number of Shares making up the Company’s share capital, the Holder’s rights shall be reduced as a consequence, as if it had exercised its Warrants before the date on which the reduction of capital became definitive.

2.5.7	In the event of a reduction of capital motivated by losses and carried-out by the diminution of the nominal amount of the Company’s Shares, the Subscription Price of the Warrant Shares to which the Warrants give right shall not vary, the premium (“prime d’émission”) being increased by the diminution of the nominal amount.

2.5.8	In the event of a reduction of capital not motivated by losses and carried-out by the diminution of the number of Shares of the Company, the Holder of the Warrants, if it exercises its Warrants in compliance with the provisions of these Terms and Conditions, shall be able to exercise its Subscription Rights before such a share capital decrease, so as to benefit of the share capital decrease.

2.5.9	In the event of a reduction of capital not motivated by losses and carried-out by the diminution of the nominal amount of the Shares of Company, the Subscription Price of the Warrant Shares shall be reduced in consequence as if such Holder would have been Shareholder at the date of issuance of the Warrants.

2.5.10	Notwithstanding the above, if an Adjustment Event takes place after the Issue Date but prior to the exercise of the Subscription Rights, then all the Warrant Shares which shall derive (whether directly or indirectly) from the Warrants shall be deemed to be subject to such Adjustment Event (assuming for the purposes of calculating the adjustment to be made that the Warrants had been exercised in full immediately prior to such Adjustment Event) so that references in these Terms and Conditions to the Warrant Shares and the Subscription Price shall be appropriately adjusted to take account of such Adjustment Event in accordance with article R. 228-91 of the French Commercial Code (Code de commerce).

2.5.11	VWAP Reset. On the VWAP Reset Date, the Strike Price then in effect shall be adjusted downward on a one-time basis to reflect the VWAP of the Shares during the VWAP Reset Period (the “VWAP Reset” and such adjusted price, the “Measurement Price”), subject to the following:

(a)	the adjusted Strike Price shall be equal to the Measurement Price;

(b)	notwithstanding paragraph (a) above, if the VWAP calculated over the VWAP Reset Period is lower than the VWAP Reset Floor, then the adjusted Strike Price shall be equal to the VWAP Reset Floor;

(c)	the VWAP Reset shall apply only if (i) the Warrants have not been exercised prior to the end of the VWAP Reset Period and (ii) the Strike Price immediately prior to the VWAP Reset Date is greater than the Measurement Price;

(d)	the Company shall notify the Holder in writing of the adjusted Strike Price within five (5) Business Days following the end of the VWAP Reset Period; and

(e)	for the avoidance of doubt, following the VWAP Reset, all references to the Strike Price in these Terms and Conditions shall be deemed to refer to the adjusted Strike Price (subject always to any further adjustments in accordance with this Clause 2.5).

2.5.12	Adjustment Upon Issuance of Shares. If and whenever on or after the date hereof, the Company issues or sells, or in accordance with this Clause 2.5.12 is deemed to have issued or sold, any Shares (including the issuance or sale of Shares owned or held by or for the account of the Company, but excluding Shares issued or sold, or deemed to have been issued or sold, by the Company in connection with any Exempt Issuance) for a consideration per share (the “New Issuance Price”) less than the Strike Price then in effect (each such issue, sale or deemed issuance or sale, a “Dilutive Issuance”), where the aggregate amount of consideration received by the Company, together with all prior issuances and sales conducted for the purpose of raising capital by the Company on or after the date hereof that were excluded from this Clause 2.5.12 by this clause, exceeds USD 500,000, then immediately after such Dilutive Issuance, the Strike Price then in effect shall be reduced to an amount equal to the New Issuance Price.

For purposes of determining the adjusted Strike Price under this Clause 2.5.12, the following shall be applicable:

(a)	Options and Convertible Securities. The consideration per Share received by the Company for Shares deemed to have been issued pursuant to Clause 2.5.12(b), relating to Options and Convertible Securities, shall be determined by dividing:

(i)	the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(ii)	the maximum number of Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) deemed to be issued pursuant to Clause 2.5.12(b) upon the issuance of such Options or Convertible Securities.

(b)	Deemed Issuance of Options and Convertible Securities.

(i)	If the Company at any time or from time to time shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of Shares (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be outstanding and to have been issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(ii)	If the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exercise or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exercisable or exchangeable for Shares increases or decreases at any time, (other than (x) proportional changes in conversion or exercise prices, as applicable, in connection with an event referred to in Clause 2.5.1 above and (y) automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security which are not more favorable to the holder thereof than the anti-dilution and similar provisions set forth herein), the Strike Price in effect at the time of such increase or decrease shall be adjusted to the Strike Price, which would have been in effect at such time had such Options or Convertible Securities provided for such increased or decreased purchase price, additional consideration or increased or decreased conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Clause 2.5.12(b)(ii), if the terms of any Option or Convertible Security that was outstanding as of the Initial Exercise Date are increased or decreased in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Shares deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such increase or decrease. No adjustment pursuant to this Clause 2.5.12 (b)(ii) shall be made if such adjustment would result in an increase of the Strike Price then in effect.

(c)	Calculation of Consideration Received

(i)	In case one or more Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction, (x) each such Option will be deemed to have been issued for the Option Value of such Option and (y) the other securities issued or sold in such integrated transaction shall be deemed to have been issued or sold for the difference of (I) the aggregate consideration received by the Company less any consideration paid or payable by the Company pursuant to the terms of such other securities of the Company, less (II) the Option Value of each such Options; provided, that, no Share shall be deemed to have been issued for less than a fraction of the aggregate consideration received (excluding the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of any such Options, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities) equal to (A) one divided by (B) the total number of Shares issued or issuable in the integrated transaction (including the number of shares underlying any Options and Convertible Securities).

(ii)	If any Shares, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of such consideration received by the Company will be the fair value of such consideration, except where such consideration consists of publicly traded securities, in which case the amount of consideration received by the Company will be the closing sale price of such publicly traded securities on the date of receipt. If any Shares, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Shares, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or publicly traded securities will be determined jointly by the Company and the holders of a majority in interest of the Warrants issued on the Initial Exercise Date and then outstanding. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Business Days after the tenth (10th) day following the Valuation Event by an independent, reputable appraiser jointly selected by the Company and the holders of a majority in interest of the Warrants issued on the Initial Exercise Date and then outstanding. The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

(d)	Record Date. If the Company takes a record of the holders of Shares for the purpose of entitling them (A) to receive a dividend or other distribution payable in Shares, Options or in Convertible Securities or (B) to subscribe for or purchase Shares, Options or Convertible Securities, then such record date will be deemed to be the date of the issuance or sale of the Shares deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(e)	Expiration or Termination of Options or Convertible Securities. Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Securities (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Strike Price pursuant to the terms of Clause 2.5.12, the Strike Price shall be readjusted to such Strike Price as would have obtained had such Option or Convertible Securities (or portion thereof) never been issued.

2.5.13	Subsequent Rights Offerings. In addition to any adjustments pursuant to Clause 2.5.1 above, if at any time after the Initial Exercise Date the Company grants, issues or sells any Share Equivalents or rights to purchase shares, warrants, securities or other property pro rata to the record holders of any class of Shares (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of Shares acquirable upon complete exercise of the Warrants (without regard to any limitations on exercise hereof, including without limitation, any applicable Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Shares are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding any applicable Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such Shares as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding any applicable Beneficial Ownership Limitation). To the extent that the issue price of such Purchase Rights would result in an adjustment of the Strike Price pursuant to Clause 2.5.1, such adjustment shall not occur to the extent the Holders were granted the right to acquire such Purchase Rights on the applicable terms.

2.5.14	Pro Rata Distributions. If the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of Shares, by way of return of capital or otherwise (including, without limitation, any distribution of cash, shares or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of the Warrants, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of Shares acquirable upon complete exercise of the Warrants (without regard to any limitations on exercise hereof, including without limitation, any applicable Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of Shares are to be determined for the participation in such Distribution (provided, however, that, to the extent that the Holder’s right to participate in any such Distribution would result in the Holder exceeding any applicable Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any Shares as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding any applicable Beneficial Ownership Limitation).

2.5.15	Fundamental Transaction

(a)	If, at any time while a Warrant is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company (and all of its subsidiaries, taken as a whole), directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Shares are permitted to sell, tender or exchange their Shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Shares, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Shares or any compulsory share exchange pursuant to which the Shares are effectively converted into or exchanged for other securities, cash or property (other than as a result of a stock split, combination or reclassification of Shares covered by Clause 2.5.1), or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires 50% or more of the outstanding Shares (not including any Shares held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) or 50% or more of the voting power of the common equity of the Company (each a “Fundamental Transaction”), then, upon any subsequent exercise of such Warrant, the Holder shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the Holder (without regard to any limitation in Clause 2.3.4 on the exercise of such Warrant), the number of Shares of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of Shares for which such Warrant is exercisable immediately prior to such Fundamental Transaction (without regard to any limitation in Clause 2.3.4 on the exercise of such Warrant).

(b)	For purposes of any such exercise, the determination of the Strike Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one Share in such Fundamental Transaction, and the Company shall apportion the Strike Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Shares are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of a Warrant following such Fundamental Transaction. Notwithstanding anything to the contrary, in the event of a Fundamental Transaction, the Company or any Successor Entity (as defined below) shall, at the Holder’s option, exercisable at any time concurrently with, or within 30 days after, the consummation of the Fundamental Transaction (or, if later, the date of the public announcement of the applicable Fundamental Transaction), purchase a Warrant from the Holder by paying to the Holder an amount of cash equal to the Black Scholes Value of the remaining unexercised portion of such Warrant on the date of the consummation of such Fundamental Transaction; provided, that if holders of Shares of the Company are not offered or paid any consideration in such Fundamental Transaction, such holders of Shares will be deemed to have received common stock or ordinary shares of the Successor Entity (which Successor Entity may be the Company following such Fundamental Transaction) in such Fundamental Transaction. The payment of the Black Scholes Value will be made by wire transfer of immediately available funds (or such other consideration) within the later of (i) five Business Days of the Holder’s election and (ii) the date of consummation of the Fundamental Transaction; provided, that if such day shall be a France Holiday, then the Company shall have until the next Business Day that is not a France Holiday to deliver such payment.

(c)	The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under the Warrants and the other Transaction Documents in accordance with the provisions of this Clause 2.5.15(c) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holder, deliver to the Holder in exchange for a Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to such Warrant which is exercisable for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the Shares acquirable and receivable upon exercise of such Warrant (without regard to any limitations on the exercise of such Warrant) prior to such Fundamental Transaction, and with a strike price which applies the Strike Price hereunder to such shares of capital stock (but taking into account the relative value of the Shares pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such strike price being for the purpose of protecting the economic value of such Warrant immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder.

2.5.16	Calculations. All calculations under this Clause 2.5 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Clause 2.5, the number of Shares deemed to be issued and outstanding as of a given date shall be the sum of the number of Shares (excluding treasury shares, if any) issued and outstanding.

2.5.17	Number of Warrant Shares. Simultaneously with any adjustment to the Strike Price pursuant to this Clause 2.5, the number of Warrant Shares that may be purchased upon exercise of a Warrant shall be increased or decreased proportionately so that after such adjustment the aggregate Strike Price payable hereunder for the adjusted number of Warrant Shares shall be the same as the aggregate Strike Price in effect immediately prior to such adjustment (without regard to any limitations on exercise contained herein).

2.5.18	Notice to Holder.

(a)	Whenever the Strike Price is adjusted pursuant to any provision of this Clause 2.5, the Company shall promptly deliver to the Holder by email a notice setting forth the Strike Price after such adjustment and any resulting adjustment to the number of Warrant Shares and setting forth a brief statement of the facts requiring such adjustment.

(b)	Notice to Allow Exercise by Holder. If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Shares, (B) the Company shall declare a redemption of the Shares, (C) the Company shall authorize the granting to all holders of the Shares rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Shares, any consolidation or merger to which the Company (or any of its subsidiaries) is a party, any sale or transfer of all or substantially all of its assets, or any compulsory share exchange whereby the Shares are converted into other securities, cash or property, or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be delivered by facsimile or email to the Holder at its last facsimile number or email address as it shall appear upon the Warrant Register of the Company, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Shares of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Shares of record shall be entitled to exchange their Shares for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided, that, notwithstanding the foregoing, any notice delivery requirement hereunder shall also be deemed satisfied by filing or furnishing such communication with the Commission via the EDGAR system; provided, further, that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided to the Holder in accordance with the terms of the Warrants constitutes, or contains, material, non-public information regarding the Company or any of the subsidiaries, the Company shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K, unless determined by the Company that such filing would be harmful to the Company at such time, in which case the Company shall file such 8-K as soon as is reasonably practicable in its discretion. The Holder shall remain entitled to exercise the Warrants during the period commencing on the date of such notice to the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

3	REMEDIES AND WAIVERS

No failure, delay or other relaxation or indulgence on the part of the Holder or the Company to exercise any power, right or remedy shall operate as a waiver thereof nor shall any single or partial exercise or waiver of any power, right or remedy preclude such party’s further exercise or the exercise of any other power, right or remedy.

4	Warrant redemption

4.1	Redemption Right

4.1.1	Commencing on the first (1st) anniversary of the Issue Date, the Issuer may elect to redeem all outstanding Warrants (the “Warrant Redemption”), in whole and not in part, at any time while they are exercisable and prior to their expiration, by giving prior written notice to the Holder (the “Redemption Notice”), at the price of €0.10 per Warrant (the “Redemption Price”), provided that all of the following conditions are satisfied:

(a)	the last reported sale price of a Share equals or exceeds the Redemption Trigger Price for any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period ending no more than five (5) Business Days prior to the date of the Redemption Notice;

(b)	such Shares are listed on an internationally recognized investment exchange and/or regulated market as contemplated by the definition of Listing in these Terms and Conditions; and

(c)	such Shares are covered by a currently effective registration statement, not subject to any stop order, from the date that the Redemption Notice is given through the Redemption Date.

4.2	Redemption Notice

4.2.1	The Redemption Notice shall specify:

(a)	the date on which the Warrant Redemption shall become effective (the “Redemption Date”), which shall be no earlier than fifteen (15) Business Days following the date of the Redemption Notice;

(b)	evidence that the Redemption Trigger Price condition set forth in Clause 4.1.1(a) has been satisfied; and

(c)	whether the Warrant Redemption will be settled by way of cash exercise or Net Share Settlement (as defined below), in accordance with Clause 4.3 below.

4.2.2	The Redemption Notice shall be delivered by the Company not less than fifteen (15) Business Days prior to the Redemption Date to the registered Holders of the Warrants to be redeemed at their last addresses as they shall appear on the registration books. Any notice mailed, e-mailed or sent by facisimile shall be conclusively presumed to have been duly given whether or not the registered Holder received such notice.

4.3	Settlement of the Warrant Redemption

4.3.1	If, at the time of the delivery of the Redemption Notice, the Holder (i) is subject to any trading blackout period or similar trading restriction imposed by applicable law, regulation, or internal compliance policy, or (ii) has a regularly scheduled trading blackout period or similar restriction that is reasonably expected to occur within thirty (30) days following the date of the Redemption Notice, the Warrant Redemption shall be settled on a net share basis (the “Net Share Settlement”) in accordance with Clause 4.3.2 below.

4.3.2	In the event of a Net Share Settlement:

(a)	the Issuer shall issue to the Holder such number of Shares as is determined in accordance with sub-clause (b) below, and such issuance shall be made in accordance with the provisions of Articles L. 225-129 et seq. of the French Commercial Code (Code de commerce);

(b)	the number of Shares to be issued to the Holder shall be calculated as follows:

(i)	the Shares shall be issued at a cost basis equal to the volume-weighted average price (“VWAP”), as defined by Bloomberg L.P. (or, if Bloomberg L.P. ceases to publish such data, another internationally recognized financial data provider mutually agreed by the Parties), of the Shares on the relevant regulated market or investment exchange during the three (3) Trading Day period commencing immediately prior to the date of the Redemption Notice;

(ii)	the number of Shares to be delivered shall be rounded down to the nearest whole Share; and

(c)	the Issuer shall issue and allot the Shares determined in accordance with this Clause 4.3.2 to the Holder free from all Encumbrances and shall enter the name of the Holder in the register of members of the Company in respect of the number of Shares so issued.

4.3.3	If the Holder is not subject to any trading blackout period or similar trading restriction at the time of the delivery of the Redemption Notice, the Warrant Redemption shall be settled in cash (the “Cash Settlement”), and the following provisions shall apply:

(a)	the Holder shall have no less than thirty (30) Business Days from receipt of the Redemption Notice to deliver to the Issuer the aggregate Strike Price payable in respect of all outstanding Exercisable Warrants by bank transfer to the bank account designated by the Issuer in the Redemption Notice (the “Cash Settlement Period”);

(b)	upon receipt of the aggregate Strike Price, the Issuer shall issue and allot the corresponding Warrant Shares to the Holder in accordance with Clause 2.2.3 of these Terms and Conditions; and

(c)	if a trading blackout period or similar trading restriction affecting the Holder occurs during the Cash Settlement Period, the deadline for delivery of the aggregate Strike Price by the Holder shall be automatically extended by a period of thirty (30) Business Days following the end of such blackout period or restriction.

4.4	Exercise After Notice of Redemption. The Warrants may be exercised, for cash at any time after notice of redemption shall have been given by the Company pursuant to Clause 4.2 hereof and prior to two (Business Days) prior to the Redemption Date. On and after the Redemption Date, the record holder of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the Redemption Price.

4.5	Effect of Redemption

4.5.1	Upon completion of the Warrant Redemption in accordance with this Clause 4, all Warrants shall be deemed to have been exercised and the Issuer shall have no further obligations to the Holder in respect of the Warrants (except for any antecedent breaches under these Terms and Conditions).

5	Transfer of Warrant

5.1	Warrants, Warrant Shares and Subscription Rights shall be transferable by the Holders only in compliance with state and federal securities laws and any other applicable laws and no Holder may assign, transfer, pledge or otherwise dispose of, directly or indirectly, all or any portion of the Warrants or Subscription Rights (but excluding the Warrant Shares issued upon exercise of the Warrants) to any Person, without the prior written consent of the Company, which consent shall not be unreasonably withheld. The Warrants and the Warrant Shares may only be disposed of in compliance with US state and federal securities laws and applicable French laws and regulations. In connection with any transfer of the Warrants or the Warrant Shares other than pursuant to an effective registration statement or to the Company, the Company may require the transferor to provide to the Company an opinion of counsel selected by the transferor and reasonably acceptable to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of the Warrants or the Warrant Shares under the Securities Act or French law.

5.2	Subject to Section 5.1, the Warrants and all rights hereunder (including, without limitation, any registration rights) are transferable, in whole or in part, upon surrender of the Warrants at the principal office of the Company or its designated agent, together with a written assignment of the Warrants substantially in the form attached hereto duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees, as applicable, and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of the Warrant not so assigned, and the Warrant shall promptly be cancelled. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender a Warrant to the Company unless the Holder has assigned such Warrant in full, in which case, the Holder shall surrender such Warrant to the Company within three (3) Trading Days of the date on which the Holder delivers an assignment form to the Company assigning such Warrant in full. The Warrant, if properly assigned in accordance herewith, may be exercised by a new holder for the purchase of Warrant Shares without having a new Warrant issued.

5.3	A Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney. Subject to compliance with Clause 4(a), as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice. All Warrants issued on transfers or exchanges shall be dated the Initial Exercise Date and shall be identical with the Warrants except as to the number of Warrant Shares issuable pursuant thereto, and if applicable, shall reflect any adjustment to the Strike Price prior to the date of such transfer or exchange.

5.4	The Company shall register the Warrants, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of a Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

6	Convertible Bonds

6.1	In connection with the issuance of the Warrants, the Company shall issue to each Holder bonds convertible into Ordinary Shares (obligations convertibles en actions ordinaires) (the “Convertible Bonds”) upon the terms and subject to the conditions set forth in the Purchase Agreement.

6.2	The Warrants are issued on a detached basis (bon autonome) from the Convertible Bonds, under those Terms and Conditions approved by the shareholders of the Company, to which the bond holders expressly agreed to be bound.

7	MISCELLANEOUS

7.1	Each of the provisions of these Terms and Conditions is severable and distinct from the others and if at any time one or more of such provisions is or becomes invalid, illegal or unenforceable the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

7.2	The Warrants do not entitle the Holder to any voting rights, dividends or other rights as a shareholder of the Company prior to the exercise, except as expressly set forth in Clause 2.5.

7.3	The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of a Warrant or any stock certificate relating to the Warrant Shares, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which, in the case of a Warrant, shall not include the posting of any bond), and upon surrender and cancellation of such Warrant or stock certificate, if mutilated, the Company will make and deliver a new Warrant or stock certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or stock certificate.

7.4	If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then, such action may be taken or such right may be exercised on the next succeeding Business Day.

7.5	Subject to any applicable restrictions under French law regarding the holding of treasury shares (actions autodétenues), the Company covenants that, during the period a Warrant is outstanding, it will reserve from its authorized and unissued Shares a sufficient number of Shares to provide for the issuance of the Warrant Shares upon the exercise of any purchase rights under such Warrant (without regard to any limitation on exercise set forth herein and assuming an Strike Price equal to the lower of (i) VWAP Reset Floor and (ii) the Strike Price then in effect). The Company further covenants that its issuance of a Warrant shall constitute full authority to its officers who are charged with the duty of issuing the necessary Warrant Shares upon the exercise of the purchase rights under such Warrant. The Company will take all such reasonable action as may be necessary to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the Trading Market upon which the Shares may be listed. The Company covenants that all Warrant Shares which may be issued upon the exercise of the purchase rights represented by a Warrant will, upon exercise of the purchase rights represented by such Warrant and payment for such Warrant Shares in accordance herewith, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

7.6	Except and to the extent as waived or consented to by the Holders Majority (as defined below), the Company shall not by any action, including, without limitation, amending its charter documents or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of a Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holders as set forth in these Terms and Conditions against impairment. Without limiting the generality of the foregoing, the Company will (i) not increase the par value of any Warrant Shares above the amount payable therefor upon such exercise immediately prior to such increase in par value, (ii) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares upon the exercise of the Warrants and (iii) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof, as may be, necessary to enable the Company to perform its obligations under the Warrants.

7.7	Before taking any action which would result in an adjustment in the number of Warrant Shares for which a Warrant is exercisable or in the Strike Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.

7.8	The Terms and Conditions Warrant may be modified, waived or amended or the provisions hereof waived with the written consent of the Company and a majority (at least fifty and one-hundredth percent (50.01%)) of the Holders of Warrants then outstanding (“Holders Majority”) or as otherwise required in accordance with the French commercial code.

7.9	No course of dealing or any delay or failure to exercise any right hereunder on the part of Holder shall operate as a waiver of such right or otherwise prejudice the Holder’s rights, powers or remedies. Without limiting any other provision of these Terms and Conditions, if the Company wilfully and knowingly fails to comply with any provision of these Terms and Conditions, which results in any material damages to the Holder, the Company shall pay to the Holder such amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable attorneys’ fees, including those of appellate proceedings, incurred by the Holder in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.

7.10	No provision hereof, in the absence of any affirmative action by the Holder to exercise a Warrant to purchase Warrant Shares, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the purchase price of any Shares or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

7.11	The Holders, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under these Terms and Conditions. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of these Terms and Conditions and hereby agrees to waive and not to assert the defense in any action for specific performance that a remedy at law would be adequate.

7.12	Subject to applicable securities laws, these Terms and Conditions and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of Holder. The provisions of these Terms and Conditions are intended to be for the benefit of any Holder from time to time of a Warrant and shall be enforceable by the Holder or holder of Warrant Shares.

7.13	In the event of any conflict, inconsistency or ambiguity between the provisions of these Terms and Conditions and the provisions of any other agreement relating to the Warrants or otherwise referring to the Terms and Conditions, the provisions of these Terms and Conditions shall prevail to the fullest extent permitted by applicable law, and the conflicting provisions of such other agreement, instrument or document shall be deemed to be amended or modified to the extent necessary to give effect to the provisions of these Terms and Conditions.

7.14	In the event that one or more provisions of these Terms and Conditions is considered illegal, invalid or unenforceable, these Terms and Conditions shall be interpreted as if it did not contain that provision and the nullity or invalidity of the said provision shall not affect the validity or the performance of the other provisions of these Terms and Conditions, which shall nevertheless remain legal and valid and shall continue to be in force.

7.15	Each Party hereby acknowledges that the provisions of Article 1195 of the French Civil Code (Code civil) shall not apply to it with respect to its obligations under these Terms and Conditions and that it shall not be entitled to make any claim under Article 1195 of the French Civil Code (Code civil).

7.16	The Holders shall be organised as a group for the representation of their interests (“Masse”). The Masse shall be governed by the provisions of the French Code de commerce and especially the provisions of articles L. 228-103 and R. 228-60 and seq. of the French Code de commerce. Any reasonable and documented costs or expenses incurred by the Holders in connection with the operation and consultation of the Masse shall be reimbursed by the Company upon presentation of the relevant invoices. The Masse may, alone, to the exclusion of all the Holders taken individually, exercise the rights and actions, current or future, attached to the Convertible Bonds.

7.17	The Masse shall be represented by a proxy (the “Holders’ Representative”) elected by the general meeting of the Holders in accordance with French laws and shall be empowered, unless otherwise provided by the general meeting of the Holders, to accomplish on behalf of the Masse any management act for the defence of the common interests of the Holders in accordance with French laws. Any person is entitled, at any time, to obtain at the Company’s registered office the name and the address of the Holders’ Representative.

7.18	The fees of the Holders’ Representative shall be paid on a quarterly basis and are set out at [●] per year. The first Holders’ Representative shall be [●] (hereafter, “[●]”).

The general meetings of the Holders shall meet in accordance with the following provisions. The Holders’ general meetings shall be convened by either the Board of the Company in its capacity as legal representative, the Holders’ Representative, the administrator (liquidateur) in case of liquidation of the Company or any Holders holding together at least 15% of the Warrants, in writing (including by email) with a seven (7) calendar days’ prior notice, save that such prior notice can be reduced in case of urgency if the person issuing the convening notice duly justifies of such urgency. Any Holder may attend meetings by remote transmission (telephone, videoconference, etc.) and may be represented by any person of its choice in accordance with articles L. 228-61 et seq. of the French Code de commerce. All decisions taken at the Holders’ general meetings shall be taken in accordance with quorum and majority rules provided under French law. The decisions of the Holders can result from a general meeting as described above or written consultation of the Holders (including by email) pursuant to article L. 228-46-1 of the French Code de commerce, in which case the same quorum and majority as those described above shall apply. The written consultation shall be sent by the Company or the Holders’ Representative to the Holders. The Holders shall then have seven (7) days to send to the Company (including by email) their answer to such written consultation.

7.19	These Terms and Conditions shall be governed by and construed in accordance with French law. Any dispute arising out of or in connection with these Terms and Conditions shall be submitted to the exclusive jurisdiction of the Tribunal des activités économiques of Paris.

Annex 1

NOTICE OF EXERCISE

To:

Attn:
Email:

(1) The undersigned hereby elects to purchase ________ Warrant Shares of the Company pursuant to the terms of the attached Warrant (only if exercised in full), and tenders herewith payment of the subscription price in full, together with all applicable transfer taxes, if any.

(2) Payment shall take the form of (check applicable box):

☐ in lawful money of the United States; or

☐ if permitted the cancellation of such number of Warrant Shares as is necessary, in accordance with the formula set forth in Clause 2.3.3, to exercise this Warrant with respect to the maximum number of Warrant Shares purchasable pursuant to the cashless exercise procedure set forth in Clause 2.3.3.

(3) Please issue said Warrant Shares in the name of the undersigned or in such other name as is specified below:

The Warrant Shares shall be delivered to the following DWAC Account Number:

[(4) Accredited Investor. The undersigned is an “accredited investor” as defined in Regulation D promulgated under the Securities Act of 1933, as amended.]

[SIGNATURE OF HOLDER]

Name of Investing Entity:_______________________________________________________________________

Signature of Authorized Signatory of Investing Entity:_________________________________________________

Name of Authorized Signatory:___________________________________________________________________

Title of Authorized Signatory:____________________________________________________________________

Date:________________________________________________________________________________________

Annex 2

Subscription Form

[Pasqal Holding S.A.]

with a share capital of EUR [●]

Registered office: [●]

[●] RCS [●]

(the “Company”)

SUBSCRIPTION FORM

I, the undersigned, [●], acting in my capacity as legal representative of [name and corporate information of the warrant holder], holder of [●] ([●]) warrants (bons de souscription d’actions ordinaires) (the “BSAs”) issued and allocated pursuant to the resolutions of the shareholders of the Company [●] on [Date], and pursuant to the terms and conditions for the exercise of the BSAs dated [●]

hereby declares,

-	exercise [●] ([●]) warrants and thus subscribe to [●] ([●]) new ordinary shares, and

-	pay up my subscription, in cash and in full, i.e. the sum of [●] ([●]) corresponding to the subscription of [●] ([●]) shares of [●] at a price of [●] ([●]) per new share subscribed.

On [●]

[●]1

Représented by:

1	Signature preceded by the handwritten note: « Bon pour souscription à [●] ([●]) actions ordinaires nouvelles ».

Annex 3

Assignment Form

(To assign the foregoing Warrant, execute this form and supply required information. Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Name:
(Please Print)

Address:
(Please Print)

Phone Number:

Email Address:

Dated: _______________ __, ______

Holder’s Signature:

Holder’s Address: